Exhibit 4.5

BOARD RESOLUTIONS APPROVING CORPORATE OPPORTUNITY WAIVER

ADOPTED AT A MEETING OF THE BOARD OF DIRECTORS

ON OCTOBER 17, 2007

WHEREAS: The Company’s Amended and Restated Certificate of Incorporation to be in effect following the Company’s reincorporation from California to Delaware (the “Pre-IPO Certificate”) was adopted and approved at the June 27, 2007 meeting.

WHEREAS: The form of Certificate of Incorporation in effect after the closing of the Offering (the “Post-IPO Certificate”) was adopted and approved at the June 27, 2007 meeting.

WHEREAS: Absent a specific waiver, under Delaware law, a company’s directors and officers, and possibly controlling stockholders, have a duty to surrender to the Company any business opportunities related to the business of such company that are presented to such directors and officers, and possibly controlling stockholders (“Corporate Opportunities”).

WHEREAS: Section 122(17) of the Delaware General Corporation Law (“DGCL”) allows a company to renounce interests of the Company in such Corporate Opportunities.

WHEREAS: The applicability of Section 122(17) of the DGCL to controlling stockholders is not well settled.

WHEREAS: Tako Ventures LLC, an entity controlled by Lawrence J. Ellison, is the controlling stockholder of the Company.

WHEREAS: The Board has considered the following benefits to be derived by the Company and its stockholders from the approval of a waiver of the corporate opportunity doctrine as it applies to Mr. Ellison – the completion of the Company’s initial public offering and the transfer of shares by Tako Ventures into a voting trust that will act similar to a “lockbox” LLC with specific voting instructions that will eliminate Mr. Ellison’s voting control over all Company matters other than a change of control transaction, dissolution, sale of substantially all of the Company’s assets or a liquidation for so long as Mr. Ellison remains either an officer or director of Oracle Corporation.

WHEREAS: The Board has reviewed and discussed the benefits and drawbacks of renouncing the Company’s right to Corporate Opportunities arising from Mr. Ellison pursuant to Section 122(17) of the DGCL and the benefits of all current and future stockholders of the Company having clarity over whether Mr. Ellison has a duty to share Corporate Opportunities with the Company.

NOW, THEREFORE, BE IT RESOLVED: That the Company waives Mr. Ellison’s obligation, to the extent it exists, to present Corporate Opportunities to the Company.